Exhibit 3.1.5

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                UCAR FINANCE INC.

                  I, Karen G. Narwold, hereby certifies that:

                  1. The name of the corporation is UCAR Finance Inc. (the "Corporation").

                  2. I am the Vice President, General Counsel and Secretary of the Corporation.

                  3. The Corporation is duly organized and validly existing under the General Corporation Law of the State of Delaware, as amended.

                  4. The Board of Directors of the Corporation, by resolutions duly adopted, declared it advisable that the Certificate of Incorporation of the Corporation be amended in order to change the name of the Corporation to GrafTech Finance Inc.

                  5. This Amendment to the Certificate of Incorporation of the Corporation was duly adopted, effective June 7, 2002, in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

                  6. Article 1 of the Certificate of Incorporation of the Corporation be, and hereby is, deleted in its entirety and the following substituted in lieu thereof:

                   "1. The name of the corporation is GrafTech Finance Inc."

                  IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment on this 7th day of June, 2002.

                               /s/  Karen G. Narwold
                               _____________________________
                               Karen G. Narwold
                               Vice President, General Counsel and Secretary


State of Delaware         )
County of New Castle      )

Sworn to before me this 7th day of June 2002.

/s/  Rebecca E. Green
--------------------------------------------
Notary Public